Exhibit 99.1

MBIA Insurance Corporation. 1 Manhattanville Road, Suite 301 Purchase, NY 10577 www.mbia.com

NEWS RELEASE

MBIA Insurance Corporation Announces Agreement to Sell Subsidiary

PURCHASE, N.Y.—(BUSINESS WIRE)—MBIA Insurance Corporation (MBIA Corp.) today announced that its wholly owned subsidiary, MBIA UK (Holdings) Limited (MBIA UK Holdings), has entered into an agreement to sell MBIA UK Insurance Limited (MBIA UK) to Assured Guaranty Corp. (Assured), a subsidiary of Assured Guaranty Ltd. (NYSE: AGO). The purchase price consists of the transfer to MBIA UK Holdings of notes issued by Zohar II 2005-1 CLO (Zohar II Notes) with an aggregate outstanding principal amount of approximately $347 million (Assured Zohar II Notes) and a cash payment by MBIA UK Holdings to Assured of $23 million. The transaction is subject to certain closing conditions including the receipt of regulatory approvals from the Prudential Regulation Authority of the United Kingdom, the New York State Department of Financial Services (NYSDFS) and the Maryland Insurance Administration. The sale of MBIA UK, effectively in exchange for the Assured Zohar II Notes, is part of MBIA Corp.’s strategy to address the maturity of the Zohar II Notes on January 20, 2017, which had approximately $772 million of gross par outstanding as of June 30, 2016. MBIA Corp. does not currently expect that the Zohar II CLO will have sufficient cash flow to repay all of the Zohar II Notes at maturity. There is no assurance that the transaction will be completed or that MBIA Corp.’s strategies will be successful. The transaction is scheduled to close in early January of 2017.

Anthony McKiernan, Chief Financial Officer and President of MBIA Insurance Corp., noted, “As we have previously stated, the sale of MBIA UK is one of the elements of our plan to enable MBIA Corp. to address its insurance obligations regarding the Zohar II Notes. The acquisition of the Assured Zohar II Notes reduces MBIA Corp.’s liability under its Zohar II policy and may facilitate our ability to address the remaining Zohar II Notes on or before their maturity.” He added, “While the sale of MBIA UK, if completed, will be an important and meaningful accomplishment, MBIA Corp. still has substantially more to do.”

MBIA Corp. is in the process of exploring a variety of additional strategies to address its obligations with respect to the Zohar II Notes. These strategies may involve the restructuring or repurchase of certain Zohar II Notes that may require substantial third party financing, which MBIA Corp. is seeking to arrange. Its ability to do so, however, is constrained and there is no assurance that it will be able to secure a financing on acceptable terms. If, notwithstanding the transaction announced today, MBIA Corp. is unable to successfully implement its strategies for restructuring or otherwise satisfying its obligations under the Zohar II Notes, it does not expect to have a sufficient amount of liquid assets to pay all claims in respect to the Zohar II Notes at maturity (irrespective of whether the sale of MBIA UK is completed). MBIA Corp. anticipates that the approval by the NYSDFS of the sale of MBIA UK, if granted, would be based on (among other things) the NYSDFS concluding that MBIA Corp. will successfully execute its strategies to meet and/or restructure its obligations on the Zohar II Notes in a manner acceptable to the NYSDFS.

MBIA Corp. believes that if the NYSDFS concludes at any time that MBIA Corp. will not be able to restructure or otherwise satisfy its obligations under the Zohar II Notes on terms satisfactory to the NYSDFS, while maintaining sufficient assets to readily pay other policyholder claims, the NYSDFS would likely put MBIA Corp. into a rehabilitation or liquidation proceeding under Article 74 of the New York Insurance Law and/or take such other actions as the NYSDFS may deem necessary to protect the interests of MBIA Corp.’s policyholders. The determination to commence such a proceeding or take other such actions is within the exclusive control of the NYSDFS. The NYSDFS enjoys broad discretion in this regard, and any determination they may make would not be limited to consideration of the matters described above. No assurance is given as to what action, if any, the NYSDFS may take.

Barclays Capital is acting as financial advisor, and Debevoise & Plimpton LLP is acting as legal advisor, on the sale of MBIA UK.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Insurance Corporation is a wholly owned subsidiary of MBIA Inc., which is headquartered in Purchase, New York. MBIA Inc. is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

Greg Diamond, 914-765-3190

Investor and Media Relations

greg.diamond@mbia.com